UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 13, 2009

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (212) 798-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2009, Frederick’s of Hollywood Group Inc. (“Company”) appointed Linda LoRe to serve as President of the Company.  She will continue to serve as Chief Executive Officer of the Frederick’s of Hollywood retail division and as a member of the Company’s board of directors.  Ms. LoRe’s employment will continue to be governed by the terms of her employment agreement with the Company, dated as of January 29, 2008, a copy of which was filed with the Securities and Exchange Commission on February 1, 2008 as Exhibit 10.15 to the Company’s Current Report on Form 8-K, dated January 28, 2008.

Ms. LoRe has served as President and Chief Executive Officer of the Frederick’s of Hollywood retail division and a member of the Company’s board of directors since the completion of the Company’s merger in January 2008 with FOH Holdings, Inc. (“FOH Holdings”), the parent company of Frederick’s of Hollywood, and as President and Chief Executive Officer of FOH Holdings since July 1999.  From 1991 to 1999, Ms. LoRe was President and Chief Executive Officer of Giorgio Beverly Hills.  Ms. LoRe has over 30 years of experience in retail and wholesale management.  Ms. LoRe has been a member of the board of directors of FOH Holdings, Inc. since October 1998 and of its subsidiaries since 1999.  Ms. LoRe also is a member of the Trusteeship of the International Women’s Forum, for which she previously served on the Board, The Women’s Leadership Board for the Kennedy School of Government at Harvard University, the Board of Advisors for the Fashion Institute of Design Merchandising (FIDM) and the United States Air Force, as its Entertainment and Industry Liaison emeritus.  In addition, Ms. LoRe is the founding Board Member of the Youth Mentoring Connection, which serves at-risk youth in Southern California.

Also on February 13, 2009, the Company entered into an amended and restated employment agreement with Melvyn Knigin, pursuant to which he resigned from his position as President and Chief Executive Officer of the Movie Star wholesale division and as a director of the Company and became Senior Vice President of Sales – Wholesale Division for an initial term through June 30, 2011.  The agreement will be automatically renewed for up to two additional one-year periods unless earlier terminated or either party gives the other notice of its intent to terminate at least three months prior to the end of the initial term or the next renewal period.  Pursuant to the amended employment agreement, Mr. Knigin will receive a base salary of $400,000 per year until June 30, 2009 and will receive a base salary of $280,000 per year from July 1, 2009 until June 30, 2011 and any applicable renewal period. Mr. Knigin also will be entitled to receive a bonus for each twelve month period ending June 30, 2010 and 2011 and any subsequent twelve month period during which the agreement is continued equal to 2% of the actual sales by the Company to Walmart generated by Mr. Knigin, net of discounts, returns, charge backs, allowances, and any and all customer deductions, over $18,500,000.

Pursuant to the terms of the amended employment agreement, the vesting date of the 22,291 shares of restricted stock issued to Mr. Knigin in connection with his prior employment agreement that were scheduled to vest on June 30, 2009 was accelerated to February 13, 2009.

Mr. Knigin’s amended employment agreement provides for the Company to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Knigin’s designated beneficiary and a disability insurance policy for Mr. Knigin providing a non-taxable benefit of at least $10,000 per month payable to Mr. Knigin in the event of his disability.  Mr. Knigin is also entitled to participate in the Company’s group medical insurance for the duration of the term.  Pursuant to the amended employment agreement, Mr. Knigin is prohibited from disclosing confidential information about the Company and is prohibited from seeking employment with a competitor during the term of the employment agreement and, if he terminates his employment other than for “good reason” (as defined in the employment agreement) prior to the expiration of the term or the Company terminates his employment for “cause” (as defined in the employment agreement) prior to the expiration of the term, for an additional period of two years following the date of termination.  Mr. Knigin’s amended employment agreement does not contain any change of control provisions.

On February 17, 2009, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 5.02.

Item 9.01.	Financial Statements,Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

99.1	Press release, dated February 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2009	FREDERICK’S OF HOLLYWOOD GROUP INC.

	By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)